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                                                                     EXHIBIT 2.2

                             CONTRIBUTION AGREEMENT

                  CONTRIBUTION AGREEMENT (the "Agreement") dated August 18, 1995, by and among ELLER MEDIA COMPANY, a Delaware corporation (the "Company"), LOEL, Inc., an Arizona corporation "LOEL") and EM Holdings LLC, an Arizona limited liability company ("Holdings").

                  WHEREAS, Karl Eller ("Eller"), indirectly through Red River Inc., an Arizona corporation ("Red River"), owns 100 percent of the issued and outstanding shares of LOEL;

                  WHEREAS, LOEL owns 93.21 percent of the issued and outstanding shares of Class B Common Stock of Eller Investment Company, an Arizona Corporation ("EIC"), and the balance of the outstanding Class B Common Stock of EIC is owned by two minority shareholders (all of such shares of Class B Common Stock hereinafter collectively the "Shares");

                  WHEREAS, prior to Closing, as defined in Section 2 hereof, LOEL and the minority shareholders of EIC will transfer the Shares to Holdings, which shall be controlled by Eller;

                  WHEREAS, Eller will cause Holdings to contribute the Shares to the Company in exchange for the number of shares of Common Stock of the Company specified in Section 2 hereof (the "New Shares"), which contribution is intended to constitute a contribution to the capital of the Company pursuant to Section 351 of the Internal Revenue Code;

                  WHEREAS, pursuant to a purchase agreement of even date herewith (the "Stock Purchase Agreement") Hellman & Friedman Capital Partners III, L.P. ("HFCP III") and certain other shareholders shall separately contribute cash to the Company in exchange for shares of Common Stock of the Company; and

                  WHEREAS, the parties desire to enter into this Agreement to provide for the contribution of the Shares to the Company in exchange for the New Shares.

                  NOW, THEREFORE, the parties agree as follows:


               1. Definitions

                  As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. All terms used in this Agreement that are not defined in this Section 1 shall have the meanings set forth elsewhere in this Agreement. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
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                  "Acquisition Agreement" means the Stock Purchase Agreement between EIC and General Electric Credit Corporation dated as or July 14, 1995.

                  "Balance Sheet" shall mean the unaudited consolidated Balance Sheet of EIC as at June 30, 1995.

                  "Balance Sheet Dates" shall mean June 30, 1995.

                  "Best Efforts" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.

                  "Business Day" shall mean any weekday on which commercial banks in San Francisco, California are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

                  "Closing" has the meaning specified in Section 2(c) of this Agreement.

                  "Closing Date" has the meaning specified in Section 2(c) of this Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning specified in the first Paragraph of this Agreement.

                  "Company Plan" has the meaning specified in Section 3(s)(i) of this Agreement

                  "Consolidated Tax Return" means any Tax Return that was, or should have been, filed on a consolidated, combined or unitary basis for the purpose of any type of Tax.

                  "Credit Agreement" means the Credit Agreement among EH&F, the Company, Chase Manhattan Bank and the other parties thereto dated as of August 18, 1995.

                  "EH&F" means EH&F, Inc., a Delaware corporation, a wholly owned Subsidiary of the Company.

                  "Encumbrances" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement.

                  "Environmental Laws" shall mean any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety as presently in effect.

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                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Financial Statements" shall mean (i) the audited consolidated balance sheets of EIC and its Subsidiaries as at December 31, 1993 and 1994 and the related audited consolidated Statements of Earnings and Cash Flows of EIC and its Subsidiaries for the years then ended, certified by Arthur Andersen, and
(ii) the unaudited Balance Sheet of EIC and its Subsidiaries as at June 30, 1995 and the related unaudited consolidated statements of earnings and cash flows of EIC and its Subsidiaries for the six month period then ended.

                  "Hazardous Material" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 609 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. C. Section 9601 et. seq., as amended (CERCLA" or "Superfund") and regulations promulgated thereunder, and shall also mean every "hazardous material," "hazardous substance," "hazardous waste," "toxic substances," or petroleum or petroleum products, as defined or described in every state, local or other federal Environmental Law which is or was applicable to the operations of the Company and its Subsidiaries.

                  "Holdings" has the meaning identified in the recitals of this Agreement.

                  "Indebtedness" shall mean all obligations which arise from borrowed money or the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business).

                  "Investors" shall mean each of LOEL, Holdings, and any other person holding a membership interest in Holdings, jointly and severally.

                  "Liability" means, with respect to any Person, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

                  "LOEL" has the meaning identified in the recitals of this Agreement.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of EIC and its current Subsidiaries taken as a whole.

                  "Multiemployer Plan" has the meaning specified in Section 3(s)(i).


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                  "New Shares" has the meaning specified in the Recitals of this
Agreement.

                  "Per Share Agreed Upon Value" and "Per New Share Agreed Upon Value" have the meanings specified in Section 2(d).

                  "Person" means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

                  "Red River" has the meaning identified in the recitals of this Agreement.

                  "Shares" has the meaning specified in the Recitals of this Agreement.

                  "Subsidiary" shall mean each corporation, partnership or other entity, fifty percent (50%) or more of the outstanding voting shares of which (or other voting interests or equity interests in the case of a partnership) are owned or controlled directly or indirectly by a Person.

                  "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to filed in respect of any Taxes.

                  "WARN" shall mean the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local plant closing law.

               2. Contribution of the Shares: Closing.

                  (a) Contribution of the Shares. On the terms and subject to the conditions contained in this Agreement, Holdings agrees to contribute and deliver, or cause to be contributed and delivered to the Company on the Closing Date, and the Company hereby agrees to accept, the number of Shares set forth on Exhibit A, in exchange for the number of New Shares set forth on Exhibit B.

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                  (b) Delivery of Shares. At the Closing, Holdings shall deliver to the Company the stock certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed instrument of transfer, or registered in the name of the Company and the Company shall deliver to Holdings a stock certificate or certificates representing the New Shares, duly endorsed in blank or accompanied by duly executed instrument of transfer, or registered in the name of Holdings.

                  (c) Closing Date. The closing of the contribution of the Shares in exchange for the New Shares (the "Closing") shall take place at 9:00 a.m. local time on August 18, 1995 (the "Closing Date") at the offices of Milbank, Tweed, Hadley & McCloy, or at such other place and time as the Company and Holdings may agree in writing.

                  (d) Agreed Upon Value of the Shares. The parties agree that for purposes of this Agreement the value of the Shares, corresponding to the value of the New Shares, is $1,422 per Share (the "Per Share Agreed Upon Value"), and $100,000 per New Share (the "Per New Share Agreed Upon Value").

                  (e) Contribution. Immediately following receipt of the Shares, the Company shall contribute the Shares to EH&F.

               3. Representations and Warranties of LOEL and Holdings.

                  LOEL and Holdings, jointly and severally, hereby represent and warrant to the Company that as of the date of this Agreement and immediately before Closing:

                    (a) Organization and Good Standing.

                          (i) Each of EIC and LOEL is a corporation duly
organized, validly existing and in good standing under the laws of the State of Arizona, and each of EIC and LOEL has full corporate power and authority to own its properties and carry on its business as it is now being conducted. Each of EIC and LOEL is duly qualified as a foreign corporation and in good standing under the laws of (1) each jurisdiction in which it owns real property and (2) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The copies of EIC's and LOEL's Certificates of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to the Company are correct and complete.

                          (ii) Holdings is a duly organized and validly existing
limited liability company organized under the laws of Arizona and as such has full power and authority to own its properties and carry on its business as it is proposed to be conducted. The management of the business of Holdings is vested in Eller, who has the sole power to act for Holdings in respect of all matters relating to this Agreement. Holdings is duly

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qualified to do business as a foreign limited liability company in any jurisdiction where it owns real property or where the conduct of its business or the ownership of its assets require such qualification. Copies of Holdings operating agreement and limited liability company certificate which have been previously delivered to or made available to the Company are correct and complete.

                          (b) Capitalization. The authorized capital stock of
EIC consists of 2,000 shares of Class A Common Stock, of which no shares will be outstanding immediately following the Closing, 25,000 shares of Class B Common Stock, of which 20,000 shares are issued and outstanding as of the date hereof (all of which are included within the "Shares"), and 35,000 shares of preferred stock (20,000 of which are designated Series A-1 and 15,000 of which are designated Series B), 17,000 of which Series A and 14,997 of which Series B shares are issued and outstanding. All outstanding shares of Preferred Stock will be redeemed at Closing for $3,588,198. All of the outstanding shares of EIC have been validly issued and are fully paid and non-assessable. Other than warrants held by the Canadian Imperial Bank of Commerce ("CIBC") and Banque Paribas to acquire in the aggregate 10% of the shares of Class B Common Stock (the "Warrants"), which Warrants will be cancelled in consideration of a payment by EIC of $3.16 million at the Closing, there is no existing option, warrant, call, commitment or other security or agreement of any kind to which EIC is a party requiring, and there are no convertible securities of EIC outstanding which upon conversion would require, the issuance of any additional shares of capital stock of EIC or other securities convertible into shares of capital stock or any debt or equity security of EIC of any kind.

                          (c) Subsidiaries. EIC has no Subsidiaries, except as
listed on Schedule 3(c) hereto. The authorized and outstanding capital stock or equity interests of each Subsidiary is as set forth on Schedule 3(c) hereto. All of such outstanding shares or equity interests have been validly issued and are fully paid, non-assessable and, except as set forth on Schedule 3(c), owned by EIC as indicated thereon, free and clear of any and all Encumbrances other than a security interest in favor of CIBC which will be released at Closing. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or equity interests of any Subsidiary or other securities convertible into shares of capital stock or any other debt or equity security of any kind of any Subsidiary. Each Subsidiary is duly incorporated or organized and validly existing and in good standing under the laws of its respective state of incorporation or organization. Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted. There have been delivered or made available to the Company complete and correct


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copies of the Certificate of Incorporation and By-Laws (together with all amendments thereto) of each Subsidiary.

                  (d) Ownership of Shares and Execution of Agreement. Holdings will be at Closing the record and beneficial owner of the Shares, free and clear of any and all Encumbrances other than a security interest in favor of CIBC which will be released at Closing. LOEL has the corporate power and authority, and Holdings has the limited liability company power and authority, to enter into this Agreement, and each has the corporate or limited liability company power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Company good and marketable title to the Shares, free and clear of any and all Encumbrances (other than the security interest in favor of Chase Manhattan Bank to be granted pursuant to the Credit Agreement). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of LOEL and Holdings. This Agreement has been duly executed and delivered by LOEL and Holdings and constitutes the legal, valid and binding obligation of LOEL and Holdings, enforceable against each of LOEL and Holdings in accordance with its terms.

                  (e) Financial Statements. Eller has delivered to the Company copies of the Financial Statements. Each of the Financial Statements is in accordance with the books and records of EIC and its Subsidiaries as of the dates and for the periods indicated, has been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by EIC in the immediately preceding fiscal periods, and, with respect to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes, presents fairly in all material respects the financial position, results of operations and cash flows of EIC and its Subsidiaries as at the dates and for the periods indicated.

                  (f) No Undisclosed Liabilities. As at the Balance Sheet Date, neither EIC nor its Subsidiaries had any Indebtedness or material Liabilities which are not shown on the Balance Sheet or disclosed herein or in a schedule hereto or in the Financial Statements (including the footnotes thereto). Except as set forth in the Balance Sheet, neither EIC nor any Subsidiary will have outstanding on the Closing Date any material Indebtedness or Liability other than those incurred since the Balance Sheet Date in the ordinary course of business or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto).

                  (g) No Material Adverse Change: No Dividends. Since the Balance Sheet Date. Since the Balance Sheet Data there has been no material adverse change in the business, operations,

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assets or financial condition of EIC and its Subsidiaries taken as a whole.
Since the Balance Sheet Date no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of EIC or the Subsidiaries, nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to EIC, redemptions of Class A Shares pursuant to EIC's advertising agreement with Circle K Corporation, and the redemption by EIC of the remaining Class A Shares, which redemption will be effected at the Closing without payment of any consideration by EIC or its Subsidiaries.

                  (h) Taxes. (i) Except as set forth on Schedule 3(h) hereto,
(A) all material Tax Returns required to be filed by or on behalf of EIC or its Subsidiaries have been timely filed (or timely extended) with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all amounts shown on such Tax Returns (including interest and penalties) as due from EIC or the Subsidiaries either directly, as part of a Consolidated Tax Return, or otherwise, have been fully and timely paid or are adequately provided for on the Balance Sheet; (B) all such Tax Returns are true, correct and complete in all material respects; and (C) no waivers of statutes of limitation have been given or requested with respect to EIC or the Subsidiaries in connection with any Tax Returns covering EIC or the Subsidiaries.

                  (ii) Except as set forth on Schedule 3(h) hereto, all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering EIC or the Subsidiaries have been fully paid, and there are no unpaid deficiencies asserted-or assessments made by any taxing authority against EIC or the Subsidiaries.

                  (iii) Except as set forth on Schedule 3(h) hereto, neither EIC nor its Subsidiaries, nor any other person on their behalf has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by EIC or its Subsidiaries.

                  (iv) None of Red River, LOEL, EIC or its Subsidiaries is a foreign person within the meaning of Section 1445 of the Code.

                  (v) Except as set forth on Schedule 3(h) hereto, no property owned by EIC or its Subsidiaries (A) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1)


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of the Code or (C) is tax-exempt bond financed property within the meaning of
Section 168(g) of the Code.

                  (i) Patents, Trademarks and Copyrights. Schedule 3(i) hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by EIC or a Subsidiary and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3(i) hereto, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Encumbrances other than a security interest in favor of CIBC which will be terminated at Closing and the security interest in favor of Chase Manhattan Bank that will be granted pursuant to the Credit Agreement. No claims have been asserted in writing, which are still pending, that any of the foregoing is invalid or conflicts with the asserted rights of others. EIC and each of its subsidiaries possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights necessary for the conduct of their respective business as now conducted.

                  (j) Real Property: Leases of Real Property. Except as set forth on Schedule 3(j) hereto, neither EIC nor its Subsidiaries own any real property. EIC has delivered to the Company and HFCP III a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which EIC or any Subsidiary is a party (as tenant, occupier or possessor). Except where no Material Adverse Effect would result, all of the leases are in full force and effect and enforceable in accordance with their terms subject to bankruptcy and other laws limiting creditors' rights and subject to equitable principles. No consent is required of any landlord or other third party to any lease to consummate the transactions contemplated hereby except for cases where the failure to obtain such consent would not have a Material Adverse Effect, and upon consummation of the transactions contemplated hereby, each lease will continue to entitle EIC or its Subsidiaries, as the case may be, to the use and possession of the real property specified in such lease and for the purposes for which such real property is now being used by EIC or its Subsidiaries, respectively, except where failure to enjoy such use or possession would not have a Material Adverse Effect. Except as set forth in such Schedule, neither EIC nor its Subsidiaries is in default beyond any applicable notice or grace period or has received written notice of default still outstanding on the date hereof under any such lease, and on the date hereof, there exists no uncured default thereunder by any third party, which in either case would be reasonably likely to result in a Material Adverse Effect.

                  (k) Permits: Compliance with Laws. EIC and its Subsidiaries have all necessary permits, licenses and governmental authorizations required for the ownership or occupancy of their respective properties and assets and the

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carrying on of their respective business as presently conducted except where the failure to have such permits, licenses or authorizations would not have a Material Adverse Effect.

                  (l) Insurance. EIC and its Subsidiaries have maintained insurance policies in type and amount appropriate for a company of their size engaged in their business, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are (and will remain after the Closing) in full force and effect. The policy limits and deductibles under such policies are appropriate in light of the business of EIC and its Subsidiaries.

                  (m) Material Contracts. Except as listed in Schedule 3(m) hereto or any other Schedule hereto, neither EIC nor any subsidiary is a party to any (i) material contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee (other than oral agreements for employment at will); (iii) advertising agreement (other than those entered into in the ordinary course of business; (iv) franchise, distributorship or sales agency agreement; (v) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable within a period of one year from the date hereof or in excess of normal operating requirements; (vi) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (vii) contract or commitment for capital expenditures in excess of $100,000 in the aggregate; (viii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other similar agreement with respect to any of its real or personal property; (ix) lease of machinery or equipment involving annual payments in excess of $25,000; (x) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (xi) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; (xii) consulting agreement; or (xiii) municipal or other governmental franchise agreements. Complete and correct copies of each such agreement have been made available to the Company. Except as set forth in Schedule 3(m) hereto, the Company and its Subsidiaries have performed all of the obligations required to be performed by them to date and are not in default under any of the agreements, leases, contracts or other documents to which they are a party listed on Schedule 3(m) except where the failure to so perform would not have a Material Adverse Effect. Except as set forth in Schedule 3(m) hereto, no party with whom EIC or its Subsidiaries has such a scheduled agreement is in default thereunder except where such default would not have a Material Adverse Effect. Except as disclosed herein or in Schedule 3(m) hereto, neither EIC nor its Subsidiaries is a party to any non-compete or similar agreement which restricts in any material way the current operation of their businesses.

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                  (n) Title to Properties; Absence of Encumbrances. EIC and its
Subsidiaries have good and marketable title to all of their respective properties and assets shown as owned on the Balance Sheet (except for assets disposed of in the ordinary course of business since the Balance Sheet Date or as set forth in Schedule 3(n) hereto), free and clear of any and all Encumbrances, except for liens in favor of CIBC that will be terminated at Closing, and liens granted to Chase pursuant to the Credit Agreement or permitted under the Credit Agreement. All material property, plant and equipment shown thereon is in good condition and has been properly maintained, normal wear and tear excepted.

                  (o) Restrictions. Except as set forth in Schedules 3(j), 3(m) or 3(o) hereto, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any lease or material contract to which EIC or its Subsidiaries is a party, or constitute a default thereunder, or result in the creation of any Encumbrance upon any of their respective assets, except where such conflict, default or Encumbrance would not have a Material Adverse Effect, nor will it violate any of the provisions of their respective Certificates of Incorporation or By-Laws or, as to non-corporate Subsidiaries, organizational documents, or violate any judgment or decree by which they are bound.

                  (p) Litigation: Consents. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against EIC or its Subsidiaries which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against EIC or the Subsidiaries which is reasonably likely to result in a liability to EIC or any of its Subsidiaries in an amount that exceeds applicable insurance coverage by more than $100,000 or which otherwise would have a Material Adverse Effect. No consent, approval or authorization of any governmental authority on the part of Eller, LOEL, Holdings, EIC or its Subsidiaries is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby except such has have been obtained or made.

                  (q) Environmental Matters. Except as disclosed in Schedule 3(q) hereto, (i) the operations of EIC and its Subsidiaries are and always have been in compliance with applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect, (ii) neither EIC nor its Subsidiaries is subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law, (iii) neither EIC nor its Subsidiaries has received any written notice from any governmental authority that it is a potentially responsible party at any Superfund site; and

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(iv) neither LOEL, Holdings, or EIC is aware of the presence of any Hazardous
Materials on any real property owned or leased by EIC or any Subsidiary that have not been (or are not being) handled, removed or disposed of in accordance with applicable Environmental Laws, except where the failure to so handle, remove or dispose would not have a Material Adverse Effect.

                  (r) Collective Bargaining Agreements and Labor. (i) Except as set forth in Schedule 3(r) hereto, none of EIC or the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements (other than oral agreements for employment at will) which pertain to employees of EIC or the Subsidiaries.

                  (ii) Except as set forth in Schedule 3(r) hereto, there are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes against EIC or the Subsidiaries.

                  (iii) Except as set forth in Schedule 3(r) hereto, there are no pending complaints, charges or claims against EIC or the Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by EIC or the Subsidiaries of any individual.

                  (iv) Except as set forth in Schedule 3(r) hereto, EIC and the Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

               (s) ERISA. (i) Schedule 3(s) hereto sets forth all material, written "employee benefit plans", as defined in Section 3(3) of ERISA, maintained by EIC or the Subsidiaries or to which EIC or the Subsidiaries contributed or are obligated to contribute thereunder for current or former employees of EIC or the Subsidiaries (the "Company Plans"). Schedule 3(s) hereto separately identifies each Company Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

                  (ii) True, correct and complete copies of the following documents, with respect to each of the Company Plans (other than the Multiemployer Plans), have been made available or delivered to the Company with respect to EIC or its Subsidiaries: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last Internal Revenue Service determination letter, if applicable; and (iv) summary plan descriptions.

                  (iii) The Company Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code.

                  (iv) The Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

                  (t) Brokers and Finders, Neither Eller, LOEL, Holdings, EIC or its Subsidiaries nor any person acting on their behalf has engaged any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein and each of EIC and its Subsidiaries, jointly and severally, shall indemnify the Company with respect to any claim which any person engaged by Eller, LOEL, Holdings, EIC or its Subsidiaries may make with respect to the subject matter of this Agreement and the other Agreements referred to herein.

                  (u) Employee and Director Indebtedness. Except as set forth in
Schedule 3(v), no current or former officer, director or employee of EIC or its Subsidiaries or any affiliate of EIC or its Subsidiaries or any person related to any of such persons is indebted to EIC or its Subsidiaries nor is EIC or its Subsidiaries indebted to any current or former officer, director or employee of EIC or its Subsidiaries or any affiliate of EIC or its Subsidiaries or any person related to any of such persons other than for current employee salary and benefits accrued in the ordinary course of business, but in the ordinary course of business not yet paid, all of which indebtedness (except for advances of compensation) shall be discharged or paid prior to the Closing.

                  (v) No Material Interests. No shareholder, officer, employee or agent of EIC or its Subsidiaries, nor any affiliate, spouse, ancestor or descendant thereof, has any direct or indirect material interest in any creditor, competitor, supplier or lessor of EIC or its Subsidiaries nor is any such person a party to or bound by any contract or the holder of any interest in any proprietary right of or used by EIC or its Subsidiaries.

                  (w) Investment Representations

                  (a) Investment. Each Investor is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission, and is acquiring its interest in the New Shares to be acquired by Holdings for such Investor's own account, and not for the account of any other person. Each Investor is acquiring its interest in the New Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

                  (b) Business Experience. Each Investor is capable of evaluating the merits and risks of Investor's direct or indirect investment in the Company evidenced by the purchase of the New Shares by Holdings.

                  (c) Relation of Company. Each Investor is familiar with the business, affairs, financial condition, and results of operations of the Company.

                  (d) Access to Information. Each Investor has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition, and results of operations of the Company. Each Investor has had access to such financial and other information as is necessary in order for such Investor to make a fully-informed decision as to investment in the Company by way of purchase of the New Shares by Holdings, and has had the opportunity to obtain any additional information necessary to verify any of such information to which such Investor has had access.

                  (e) Speculative Investment. Each Investor's investment in the Company represented by the New Shares to be acquired by Holdings is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within such Investor's risk capital means and is not so great in relation to such Investor's total financial resources as would jeopardize the financial needs of such Investor or such Investor's family in the event such investment were lost in whole or in part.

                  (f) Registration. Each Investor may bear the economic risk of investment for an indefinite period of time because the sale to Holdings of the New Shares has not been registered under the Securities Act of 1933 (the "Act") and the New Shares cannot be transferred by Holdings unless such transfer is registered under the Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the Stock under the Act. The Company has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Act, including without limitation any exemption for limited sales in routine brokers' transactions pursuant to Rule 144, will be available; if the exemption under Rule 144 is available at all, it will not be available until at least two years after payment of cash for the Stock and not then unless: (i) a public trading market then exists in the Company's common stock; (ii) adequate information as to the Company's financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

                  (g) Public Trading. None of the Company's securities is presently publicly traded, and the Company has made no representation, covenant or agreement as to whether there will be a public market for any of its securities.

                  (h) Tax Advice. The Company has made no warranties or representations to such Investor with respect to the income tax consequences of the transactions contemplated by this Agreement and such Investor is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

         4. Representations and Warranties of the Company relating to the Company and the New Shares.

                  The Company hereby represents and warrants to LOEL and Holdings that as of the date of this Agreement and immediately before Closing:

                  (a) Due Execution and Delivery; Validity and Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms. No consent, approval, authorization, regulation, qualification, designation, declaration, filing with any governmental authority or third party is required in connection with the consummation of the transactions contemplated by this Agreement except such as have been obtained or made. Upon receipt of the consideration for the New Shares as set forth in Exhibit A hereto, such shares will be duly authorized, validly issued, fully paid and nonassessable.

                  (b) organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power to own and lease its properties and to carry on its business as now being conducted.

                  (c) Capitalization of the Company. At Closing the authorized capital stock of the Company shall consist of 10,000 shares of Common Stock, par value $0.01 per share, 1916 of which shall be issued and outstanding, and 2,000 shares of Preferred Stock, par value $0.01 per share, none of which will be issued and outstanding immediately following the Closing. All of the issued and outstanding shares of Common Stock shall be validly issued, fully paid, and nonassessable. Except as described in Schedule 4(c), the Company does not have outstanding any convertible securities, options, warrants, scrip, rights to subscribe, calls, or commitments of any character relating to any of its capital stock.

                  (d) Assets and Liabilities of the Company. The Company is a newly incorporated entity that does not have any assets or Liabilities other than those contemplated by this Agreement, the Stockholders Agreement, the Stock Purchase Agreement, the Acquisition Agreement and the Credit Agreement. The Company has engaged in no business other than the transactions contemplated or referred to by such agreements.

                  5. Conditions to the Obligations of the Company.

                  Except as otherwise specifically set forth herein, all obligations of the Company under this Agreement are subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived by the Company:

                  (a) Delivery of Certificates. Holdings shall have delivered to the Company the certificate or certificates for the number of Shares set forth on Exhibit A, duly endorsed to the Company or accompanied by duly executed stock powers in favor of the Company, together with such evidence as the Company or its counsel may reasonably require of the authority of any corporate officer executing such endorsement or stock power.

                  (b) Representations and Warranties True at Closing. If the Closing occurs subsequent to the date hereof, the representations and warranties of LOEL and Holdings contained in this Agreement shall be made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all material respects on and as of the Closing Date. LOEL and Holdings shall have delivered to the Company a certificate to such effect with respect to such representations and warranties.

                  (c) Covenants Performed. Each of the obligations of LOEL and Holdings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed.

                  (d) Shareholders Agreement. Each of HFCP III, the Company, Holdings and the other parties thereto shall have executed and delivered the Shareholders Agreement and an executed copy shall have been delivered to the Company.

                  (e) Opinion of Counsel. The Company shall have been furnished with an opinion of Meyer, Hendricks, Victor, Ruffner & Bivens, counsel for LOEL and Holdings, dated the Closing Date, substantially in the form set forth in Exhibit C hereto.

                  (f) Delivery of Documents: Schedule of Delivery. All schedules and exhibits to this Agreement shall have been completed and delivered to the Company and shall be in form and content reasonably satisfactory to the Company. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by the Company to be executed and delivered in order to carry out this Agreement, and all legal matters relating hereto, shall be reasonably satisfactory to counsel for the Company.

                  (g) Other Agreements. Except to the extent any such agreements include the Closing hereunder as a condition to any parties obligations thereunder, the conditions to closing under each of the Acquisition Agreement and the Credit Agreement shall have been satisfied.

               6. Conditions to the Obligations of LOEL and Holdings. Except as otherwise specifically set forth herein, all obligations of Eller, LOEL and Holdings under this Agreement are subject to the fulfillment and satisfaction prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Eller, LOEL or Holdings.

                  (a) Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement shall be made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all material respects on and as of the Closing Date.

                  (b) Legal Matters. All legal matters incident to this Agreement and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to counsel to Holdings

                  (c) Stockholders Agreement. Each party to the Stockholders Agreement shall have executed and delivered such agreement.

                  (d) HFCP III Contribution. The Closing under the Stock Purchase Agreement shall have occurred.

                  (e) Employment Agreement. Eller and the Company shall have entered into an Employment Agreement in form and substance satisfactory to Eller.

                  (f) Other Agreements. Except to the extent any such agreements include the Closing hereunder as a condition to any party's obligations thereunder, the conditions to closing under each of the Acquisition Agreement and the Credit Agreement shall have been satisfied.


               7. Covenants of LOEL and Holdings.

                  (a) Access to Properties and Records. Throughout the period (if any) between the date of this Agreement and the Closing, LOEL and Holdings shall give or cause to be given to the Company and its representatives full access, during reasonable business hours to the premises, properties, contracts, commitments, books, records, and affairs of EIC and shall provide the Company with such financial, technical, and operating data and other information pertaining to the business of EIC as the Company may reasonably request.

                  (b) Conduct of Business Prior to Closing. After the date of this Agreement and prior to the Closing, except as otherwise expressly permitted or required by this Agreement or expressly consented to by officers of the Company in writing:

                  (a) The business of EIC shall be conducted in the ordinary course and in a normal, businesslike fashion; and

                  (b) Neither EIC, LOEL or Holdings shall take any action, or suffer any action to be taken against it, that would cause any material adverse change in any of the items or matters concerning EIC covered by the representations and warranties of LOEL and Holdings contained in this Agreement.

                  (c) Notice of Events. Throughout the period between the date of this Agreement and the Closing Date, LOEL and Holdings shall promptly advise the Company of any and all material events or developments concerning financial positions of EIC, results of operations, assets, Liabilities, or businesses or any of the items or matters concerning EIC covered by the representations and warranties of LOEL and Holdings contained in this Agreement.

                  (d) Best Efforts to Close. LOEL and Holdings shall use their best efforts to fulfill the conditions set forth in this Agreement over which they have control or influence and to consummate the transactions contemplated by this Agreement on the Closing Date.

               8. Indemnification

                  (a) LOEL and Holdings, jointly and severally, shall indemnify the Company and hold the Company harmless from and against any and all losses, liabilities, claims, damages, and expenses of whatever type or description, including attorney fees and other costs of investigation and defense ("Losses") resulting from or arising out of or in connection with (a) the inaccuracy of any warranty or representation made by LOEL or Holdings pursuant to this Agreement and (b) the partial or total nonperformance of any covenant of LOEL or Holdings. It is expressly agreed that a diminution in the value of the business or properties of EIC by reason of any of the matters described in the foregoing clauses (a) and (b) shall be deemed a Loss to the Company for purposes of this indemnification.

                  (b) The Company shall have the option to either (i) demand payment of the Loss in cash, (ii) demand the restitution of the number of New Shares resulting by multiplying the number of the New Shares by a fraction, at the numerator of which there will be total amount of the Losses, and at the denominator of which will be the New Per Share Agreed Upon Value multiplied by the number of New Shares, or (iii) a combination of (i) and (ii).

                  (c) In the event that any legal proceedings shall be instituted or any claims or demand shall be asserted by any person (including the Company) in respect of which payment may be sought by the Company from LOEL or Holdings (jointly and severally, the "Indemnifying Parties") under the provisions of this Section 8, the Company shall promptly cause written notice of the assertion of any such claim of which it has knowledge to be forwarded to the Indemnifying Parties and the Indemnifying Parties shall at their own expense then defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage of deficiency indemnified against hereunder; provided, however, that no settlement shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; and provided further, that if the Indemnifying Parties in fact defend the Company may nonetheless participate in any such proceeding with counsel of its choice, provided that such participation shall be at its expense unless the Company reasonably believes that there is a conflict of interest between the Company and the Indemnifying Parties that renders separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

                  The indemnity by the Indemnifying Parties contained in this Section shall be effective only if, and to the extent that, Losses indemnified against exceed $1,000,000. For purposes of determining Seller's indemnification obligations hereunder, each representation and warranty set forth in Section 3 hereof shall be deemed to exclude any materiality standard, exception or qualification stated therein, including without limitation any exceptions therein for matters that would not or are not reasonably likely to have a Material Adverse Effect.

               9. Legends

                  All certificates representing the New Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

                  (a) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                  (b) Any legend required to be placed thereon by the California Commissioner of Corporations.

                  (c) Any other legends required by the Shareholders Agreement or that the Company or its counsel deem appropriate.

              10. Miscellaneous.

                  (a) Several Obligations. Any obligations of Eller, LOEL and Holdings pursuant to this Agreement shall be joint and several.

                  (b) Expenses. The parties each will pay their own costs and expenses, including legal and accounting expenses, relating to the transactions contemplated by this Agreement regardless of when incurred. Any legal expenses incurred by the Company in connection with such transactions shall be borne by the Company.

                  (c) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or by certified mail with return receipt requested. Notices shall be deemed delivered at the time of personal delivery or five days after such mailing. Notices shall be addressed as follows:

                  If to the Company:       Eller Media Company
                                           2122 East Highland Avenue,
                                           Suite 425
                                           Phoenix, Arizona 85016
                                           Attn: Chief Financial Officer

                         with copy to:     Paul J. Mundie, Esq.
                                           Timothy G. Hoxie, Esq.
                                           Heller, Ehrman, White & McAuliffe
                                           333 Bush Street
                                           San Francisco, California 94104

                 If to LOEL
                   or Holdings:            2122 East Highland Avenue,
                                           Suite 425
                                           Phoenix, Arizona 85016
                                           Attn: Karl Eller

                         with copy to:     Paul Meyer, Esq.
                                           Meyer, Hendricks, Victor,
                                            Ruffner & Bivens, P.L.C.
                                           2929 North Central Avenue
                                           Suite 1800
                                           Phoenix, Arizona 85012-2762


or to such other address (or with copies to such other person) as any party may specify in a notice delivered to each other party as provided in this Section.

                  (d) Survival of Terms. All representations, warranties, and covenants contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the parties pursuant hereto shall be continuous and shall survive the Closing.

                  (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof.

                  (f) Dispute Resolution. Any dispute among the parties arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force which rules are deemed to be incorporated by reference into this Section . A party may commence such arbitration at any time at least ten (10) calendar days after giving notice to each of the others describing the dispute generally and stating an intention to commence such arbitration if the matter is not resolved within such 10-day period. The arbitrator shall be appointed by the American Arbitration Association. An arbitral award may include monetary damages, specific performance or other equitable relief, as the arbitrator may determine. The running of any time periods specified herein shall be tolled during the pendency of any arbitration, unless otherwise ordered by the arbitrator. The parties agree that judgment may be entered upon award of the arbitrator which shall be final and binding and may be enforced in any court of competent jurisdiction. All costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any such arbitration proceeding shall be borne by the party against which the decision is rendered, or, if no decision is rendered or if the decision is a compromise, equally by such parties.

                  (g) Captions. The captions in this Agreement and the attached exhibit and schedules are for convenience only and shall not be construed so as to change the meaning of the provisions of this Agreement or the disclosure requirements of such exhibits or schedules.

                  (h) Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, the remainder of this Agreement shall be deemed valid and enforceable and enforced to the fullest extent possible in a manner consistent with the intent of the parties as evidenced by this Agreement as executed.

                  (i) Waiver. The waiver by any party of any term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same or any other term of this Agreement.

                  (j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Eller and LOEL may assign this Agreement to Holdings, which will assume all rights and obligations under this Agreement. Eller and LOEL shall not be relieved of any of their obligations pursuant to this Agreement but shall remain jointly and severally liable vis-a-vis the Company.

                  (k) Counterparts. This Agreement may be executed in one or more separate counterparts all of which together shall constitute one and the same instrument.

                  (l) Entire Agreement and Modification. This Agreement and the attached exhibit and schedules together with the other agreements referred to herein constitute and contain the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, understandings, and agreements among the parties. This Agreement may only be amended by a written instrument signed by each of the parties hereto.

                  (m) Further Assurances. Each of the parties hereto agrees that subsequent to the Closing, at the request of any other party will execute and deliver, or cause to be executed and delivered, to the other parties such further instruments of transfer and conveyance and take such other action as may be necessary to carry out the transfer of the Shares to the Company and the New Shares to Holdings and the consummation of the transactions contemplated by this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ELLER MEDIA COMPANY


                                  By /s/  Joseph M. Niehaus
                                     ----------------------------------

                                  Its Treasurer and Secretary
                                     ----------------------------------


                                  LOEL, INC.

                                  By  /s/ Karl Eller
                                     ----------------------------------

                                  Its  President
                                     ----------------------------------


                                  EM Holdings LLC

                                  By  /s/ Karl Eller
                                     ----------------------------------

                                  Its Chairman
                                     ----------------------------------